Exhibit 10.52

Application Supplement

Conditional Interim Coverage Agreement

Paragon Life Insurance Company (“Company”)

St. Louis, MO 63105

Proposed Contractholder (“Employer”) Worldspan L.P.

Subject to the following terms and conditions, the Company agrees to provide insurance coverage on a certain group of the Employer’s full-time employees (hereafter called “Executive”).  This coverage is pursuant to the Application for Group Life Insurance submitted by the Employer.  Attached to this agreement, and made part of it, is a Minimum Premium Summary listing each proposed insured’s name, date of birth, social security number, insurance amount, and minimum monthly premium.  For coverage to be effective for the following month during this agreement, the premium must be received by the Company at its Home Office prior to the first of the month for which coverage is to be provided.  Coverage is subject to the Company’s underwriting evaluation and there is no guarantee that excess coverage will be issued.

Amount of Interim Binder Coverage

If a covered person dies while this binder coverage is in force, the Company will pay the amount of guaranteed issue coverage plus any guaranteed to issue coverage shown in the attached Minimum Premium Summary.  The guaranteed issue coverage shall not exceed the applicable guaranteed issue limit shown in the attachment.  The guaranteed to issue coverage shall not exceed $1,000,000 less any guaranteed issue coverage and any prepaid pending or inforce coverage in the Company.

When Interim Coverage Begins

Interim coverage will begin on June 1, 2003 at 12:01 a.m. Central Daylight time (which will hereafter be referred to as “Coverage Date”) subject to the receipt of a premium which is no less than shown on the Minimum Premium Summary and the signed application(s) referenced above.  Interim Coverage may also apply to new additions to the Minimum Premium Summary for newly eligible Executives until termination of the Agreement.  New additions will have Coverage Date be their respective date of eligibility.

When Interim Coverage Ends

Interim coverage will end (“Termination Date”) on the earliest of:

A.                                   90 days from the inception of Coverage Date; and

B.                                     Concurrently with the delivery of a policy certificate to either the Employer or an Executive; and

C.                                     Termination of this Agreement.

Termination of Agreement

This agreement may be terminated by Company or Employer upon 30 days written notice to either party.

Conditions of Interim Coverage

1.                                       It is understood that for a period from Coverage Date until Termination Date and in consideration of an advance premium which will not be less than shown in the attached Minimum Premium Summary that the insurance will be in force for the amounts shown on the life of each Executive which has been named in said summary.

2.                                       Coverage for amounts in excess of the amounts otherwise available within standard underwriting limits not to exceed $1 million per life are not covered under this agreement and will be effective only on the policy effective date of issue after underwriting approval by Paragon Life and the receipt of the premium by the Company.

3.                                       It is agreed that should the Employer decide not to proceed with Group Contract or to accept issued certificates that the advance premium will be returned without interest and reduced by the cost of insurance for the term period that coverage was provided by this Agreement.

4.                                       The Employer represents that each Executive named in the Minimum Premium Summary is a full-time employee of the Employer or affiliate whose normal work week is at least 30 hours a week.  The Employer also represents that none of the Executives is receiving, or is entitled to receive, disability income from any of the Employer’s disability income or retirement programs.

5.                                       The immediate beneficiary and owner for each Executive named in the Minimum Premium Summary shall be the same as that shown on the Employer records for group insurance coverages if being replaced by the Employer.  If none exists, the beneficiary shall be the Estate of the named Executive and ownership shall be the named Executive.  These beneficiary and ownership provisions will stand until confirmed or changed on the individual application.  If an individual application is not received prior to the Termination Date, interim coverage will cease, and further coverage will be provided on the Executive.  Any premium for such coverage will cease accordingly.

6.                                       The Company agrees to issue a policy certificate to each Executive named in the Minimum Premium Summary for the amount of insurance shown for each Executive in the Summary no later than 60 days after Termination Date provided that monthly premium of at least the amounts shown in the Minimum Premium Summary and valid signed application on such Executive have been received.  The program is subject to the prescribed participation requirement for issue of certificates.  Nothing contained herein shall be construed as altering the underwriting parameters established by us.  The date of issue of such policy certificate will be as determined in the Group Contract.  Nothing in this agreement shall be construed as providing for coverage under both this agreement and the applied for certificate.  Further, the Company is not obligated to provide temporary insurance coverage under this agreement or to issue a certificate if a material misrepresentation was made regarding the fact that none of the Executives listed on the Minimum Premium Summary are receiving, or are entitled to receive, any disability income from any of the Employer’s disability income or retirement plans.  Should a policy certificate be issued for a named Executive, the appropriate minimum premium will be applied to such policy certificate as of the later of the date of issue or the receipt of such premium.

7.                                       This agreement is valid only if accompanied by the completed Minimum Premium summary and receipt by us of a premium which is no less than that shown said Summary.  Only an officer of the Company can approve this Minimum Premium Summary or waive or change any part of this agreement, and nay such changes must be made a written part of this agreement.

8.                                       By executing this agreement the Employer certifies certify that all information and conditions which are contained within it are understood, agreed to, and viewed as accurate.

For Worldspan L.P.		Paragon Life Insurance Company

By:	/s/ Douglas L. Abramson	By:	/s/ Craig K. Nordyke
Title:	SVP General Counsel	Title:	Executive VP & Chief Actuary
Date:	6/20/03	Date:	June 23, 2003

Amendment to Application Supplement

Conditional Interim Coverage Agreement

Paragon Life Insurance Company (“Company”)

St. Louis, MO 63105

The proposed Application Supplement Conditional Interim Coverage Agreement for Worldspan L.P. is amended as follows:

The following sentence is added to the end of the “When Interim Coverage Begins” section:

The Application Supplement Conditional Interim Coverage Agreement is valid only if there are no claims between June 1, 2003 and the date the Application Supplement conditional Interim Coverage Agreement is signed by Worldspan L.P.

All other terms and conditions of the Application Supplement Conditional Interim Coverage Agreement will remain the same.

For Worldspan L.P.		Paragon Life Insurance Company

By:	/s/ Douglas L. Abramson	By:	/s/ Craig K. Nordyke
Title:	SVP General Counsel	Title:	Executive VP & Chief Actuary
Date:	6/20/03	Date:	June 23, 2003